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                                                                    EXHIBIT 99.1
                                                                    News Release
--------------------------------------------------------------------------------
                          [LOGO] UNITED
                                 BANKSHARES, INC.

For Immediate Release                                 Contact:  Steven E. Wilson
April 18, 2002                                           Chief Financial Officer
                                                                  (304) 424-8704


                 United Bankshares, Inc. Announces 13% Increase
                    In Earnings for the First Quarter of 2002

     PARKERSBURG, WV--United Bankshares, Inc. (NASDAQ: UBSI), today reported record first quarter 2002 earnings of $21.8 million or 50(cent) per share. These results represent a 13% increase over earnings of $19.4 million or 46(cent) per share for the first quarter of 2001.

     United's key financial performance indicators continue to be strong. First quarter of 2002 results produced a return on average assets of 1.61% and a return on average equity of 17.19%. These financial performance ratios are indicative of United's earnings strength and balanced capital levels.

     Tax-equivalent net interest income for the first quarter of 2002 was $53.5 million, an increase of $6.4 million or 14% from the first quarter of 2001. The net interest margin for the first quarter 2002 was 4.16%, a 6 basis points increase over the first quarter of 2001's net interest margin of 4.10%. The margin increase was primarily attributable to a $560.7 million or 12% increase in average earning assets resulting mainly from the Century Bancshares acquisition that was consummated on December 7, 2001. On a linked quarter basis, net interest income increased $2.4 million or 5% while the net interest margin increased 9 basis points from 4.07% in the fourth quarter of 2001.

     Excluding security transactions, noninterest income for the first quarter of 2002 increased $2.4 million or 18% from the first quarter of 2001. Fees from deposit services and wealth management increased 19% and 13%, respectively, for the first quarter of 2002 as compared to the first quarter of 2001. Income from mortgage banking increased $1.2 million or 23% from the first quarter of 2001 as lower interest rates favorably impacted mortgage refinancing and home purchasing. Mortgage loans sold in the secondary market during the first quarter of 2002 increased 67% from the first quarter of 2001 while loan originations increased 20% during the same time period. Mortgage loans sold in the secondary market during the first quarter of 2002 declined from their peak in the fourth quarter of 2001. As a result, noninterest income, excluding security transactions, for the first quarter of 2002 declined 4% from the fourth quarter of 2001.

     Noninterest expense increased $5.0 million or 19% for the quarter compared to the prior year's first quarter and $1.6 million or 5% compared to the linked quarter mainly due to increased employee salaries and benefits from the Century Bancshares acquisition. In the first

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United Bankshares, Inc. Announces...
April 18, 2002
Page Two

quarter of 2002, United adopted FASB Statement No. 142, and discontinued the amortization of goodwill. As a result, nontax-deductible goodwill amortization of $464 thousand was not recorded during the first quarter of 2002. United's efficiency ratio for the first quarter of 2002 was 44.9%, which compares very favorably to peer group banking companies and to past performance.

     United's credit quality continues to be sound. At March 31, 2002, nonperforming loans were $14.4 million or 0.41% of loans, net of unearned income compared to $17.6 million or 0.50% of loans, net of unearned income at December 31, 2001. Net charge-offs of $1.7 million represented only 0.05% of average loans for the first quarter of 2002 compared to 0.06% and 0.11% of average loans for the quarters ended March 31, 2001 and December 31, 2001, respectively. For the quarters ended March 31, 2002 and 2001, the provision for loan losses was $2.2 million and $2.5 million, respectively. As of March 31, 2002, the allowance for loan losses was $47.9 million or 1.37% of loans, net of unearned income, compared to 1.35% at December 31, 2001.

     During the quarter, United's Board of Directors declared a cash dividend of 23(cent) per share, a 5% increase over the 22(cent) per share declared in the first quarter of 2001. The 2002 annualized first quarter dividend of 23(cent) per share equals 92(cent), which would represent the twenty-ninth consecutive year of dividend increases for United shareholders.

     Analysts are forecasting record earnings for United in 2002 as United continues to be one of the highest performing regional banking companies in the country. For the year 2002, United estimates earnings to be $2.06 per share, an 8% increase from $1.90 per share earned for the year 2001.

     United Bankshares, with $5.6 billion in assets, has 83 full-service offices in West Virginia, Virginia, Maryland, Ohio, and Washington, D.C. United Bankshares stock is traded on the NASDAQ (National Association of Securities Dealers Quotation System) National Market System under the quotation symbol "UBSI".


This press release contains certain forward-looking statements, including certain plans, expectations, goals and projections, which are subject to numerous assumptions, risks and uncertainties. Actual results could differ materially from those contained in or implied by such statements for a variety of factors including: changes in economic conditions; movements in interest rates; competitive pressures on product pricing and services; success and timing of business strategies; the nature and extent of governmental actions and reforms; and rapidly changing technology evolving banking industry standards.

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                    UNITED BANKSHARES, INC. AND SUBSIDIARIES
                                FINANCIAL SUMMARY
                    (In Thousands Except for Per Share Data)

                                                               Three Months Ended
                                                   -----------------------------------------
                                                     March 31       March 31     December 31
                                                       2002           2001           2001
                                                   -----------    -----------    -----------
EARNINGS SUMMARY:
Interest income, taxable equivalent                $    88,041    $    94,865    $    89,575
Interest expense                                        34,590         47,777         38,542
Net interest income, taxable equivalent                 53,451         47,088         51,033
Taxable equivalent adjustment                            2,803          2,868          2,954
Net interest income                                     50,648         44,220         48,079
Provision for loan losses                                2,227          2,499          4,046
Net income from mortgage banking operations              6,450          5,225          7,481
(Loss) gain on security transactions                      (304)           142            705
Other noninterest income                                 9,791          8,578          9,422
Noninterest expenses                                    32,030         26,996         30,414
Income taxes                                            10,507          9,318         10,152
Net income                                              21,821         19,352         21,075
Cash dividends declared                                  9,870          9,174          9,892

PER COMMON SHARE:
Net income:
    Basic                                                 0.51           0.46           0.51
    Diluted                                               0.50           0.46           0.49
Cash dividends declared                                   0.23           0.22           0.23
Book value                                               11.81          10.69          11.80
Closing market price                                     29.53         22.125          28.86
Common shares outstanding:
    Actual, net of treasury shares                  42,812,217     41,587,229     42,926,511
    Average basic                                   42,899,060     41,703,350     41,559,161
    Average diluted                                 43,548,650     42,020,236     42,217,513

FINANCIAL RATIOS:
Return on average assets                                  1.61%          1.62%          1.58%
Return on average shareholders' equity                   17.19%         17.87%         17.36%
Average equity to average assets                          9.39%          9.05%          9.11%
Net interest margin                                       4.16%          4.10%          4.07%

                                                    March 31       March 31      December 31
                                                      2002           2001            2001
                                                   -----------    -----------    -----------
PERIOD END BALANCES:
Assets                                               5,557,581      4,984,804     $5,631,775
Earning assets                                       5,290,237      4,762,807      5,301,211
Loans, net of unearned income                        3,491,455      3,171,846      3,502,334
Loans held for sale                                    223,388        239,148        368,625
Investment securities                                1,473,583      1,303,613      1,428,716
Total deposits                                       3,818,901      3,462,701      3,787,793
Shareholders' equity                                   505,636        445,084        506,529